Exhibit 99.1

Contact:	John Leness
Secretary and General Counsel
253-850-3500

FLOW INTERNATIONAL ENTERS INTO AGREEMENT FOR $65 MILLION PRIVATE PLACEMENT FINANCING

KENT, Wash., February 22, 2005 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today announced that it has entered into an agreement with institutional investors for the private placement of 17,473,116 units of securities, each comprised of one share of common stock and a warrant to purchase one-tenth of a share of common stock, at a per-unit price of $3.72. Net proceeds to the company from the sale of the units will be approximately $60 million. The warrants are exercisable at $4.07 per share until 2010 and if fully exercised for cash consideration will yield over $7 million in proceeds to the company. The company expects to close the transaction on or prior to March 21, 2005, subject to customary conditions including approval from the Nasdaq Stock Market, Inc. The proceeds will be used to pay down existing debt.

Stephen R. Light, the company’s President and Chief Executive Officer commented, “The success of this PIPE demonstrates the market’s overwhelming endorsement of our accomplishments over the past two years and our documented long-term strategy. While we are adding approximately 17 million shares, which may dilute our existing shareholders, we believe the reduction in Flow’s debt position will allow us to operate a robust and profitable company focused on our ultrahigh-pressure water pump core, thereby increasing long-term shareholder value.”

The shares being sold have not been registered under the Securities Act of 1933, or any state securities laws, and will be sold in a private transaction under Regulation D. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The company is obligated to register the shares being sold as well as the shares issuable on the exercise of the warrants for resale on a registration statement to be filed within 60 days of the closing of the transaction.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure (UHP) waterjet technology for cutting, cleaning, and food-safety applications, as well as isostatic and flexform presses. FLOW provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “may,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the December 20, 2004 Flow International Corporation Form 10-K/A filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that while the financing may dilute existing shareholders, we believe the reduction in Flow’s debt position will allow us to operate a robust and profitable company focused on our ultrahigh-pressure water pump core, thereby increasing long-term shareholder value. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

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